Exhibit 10.4

TERMS OF THE AMENDED AND RESTATED EQUITY GRANT PROGRAM FOR NONEMPLOYEE DIRECTORS UNDER THE ITRON, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

(As amended and restated December 4, 2007)

The following provisions set forth the terms of the amended and restated equity grant program (the "Program") for nonemployee directors of Itron, Inc. (the "Company") under the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Plan").  The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.  All capitalized terms that are not defined herein shall be as defined in the Plan.
1.Eligibility
Each elected or appointed director of the Company who is not otherwise an employee of the Company or a Related Corporation (an "Eligible Director") shall be eligible to receive Awards under the Plan, as described below.
2.Initial Grants
(a)           A Nonqualified Stock Option to purchase 5,000 shares of the Company's Common Stock shall be granted to each Eligible Director upon such Eligible Director's initial election or appointment to the Board (each, an "Initial Grant").
(b)          Initial Grants shall vest and become exercisable in equal annual installments over three years from the Grant Date, assuming continued service on the Board during such period.
3.Annual Grants
(a)           Commencing on January 1, 2008, each Eligible Director shall automatically received a Nonqualified Stock Option to purchase 1,000 shares of Common Stock on or about January l of each year. (This could also be stated as first trading day of the year).
(b)           Annual Grants shall be fully vested and exercisable on the Grant Date.
4.Retainer Grants
Each Eligible Director shall automatically receive, on the first regular trading day of January and July of each year, a Stock Award for that number of shares of the Company's Common Stock having a value equal to $15,000, based on the Fair Market Value of such shares on the applicable Grant Date, with any fractional shares rounded down to the nearest whole share.  Such Stock Awards shall not be subject to forfeiture or vesting restrictions.
5.Chairman of the Board and Committee Chair Grants
In addition to the foregoing Option and Stock Award grants, immediately following each year's Annual Meeting of Shareholders, the Chairman of the Board, provided such Chairman is an "Independent Director" as defined in the Company's Corporate Governance Guiding Principles then in effect, including any successor document or amendments thereto, and the chair of each committee of the Board shall each receive an additional Stock Award for that number of shares of the Company's Common Stock having a value equal to $5,000, based on the Fair Market Value of such shares on the Grant Date, with any fractional shares rounded down to the nearest whole share.  Such Stock Awards shall not be subject to forfeiture or vesting restrictions.
6.Option Exercise Price
The exercise price of an Option shall be the Fair Market Value of the Common Stock on the Grant Date.
7.Manner of Option Exercise
An Option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of an Option hereunder and that only whole shares will be issued pursuant to the exercise of any Option.  The notice shall be accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Common Stock owned by the Eligible Director for at least six months having a fair market value on the day prior to the exercise date equal to the aggregate option exercise price, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.
8.Term of Options
Each Option shall expire ten years from the Grant Date thereof, but shall be subject to earlier termination as follows:
(a)           In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate automatically and the vested portion of the Option may be exercised by the Eligible Director only within one year after the date he or she ceases to be a director of the Company or prior to the date on which the Option expires by its terms, whichever is earlier.
(b)           In the event of the death of an Eligible Director, whether during the optionee's service as a director or during the one-year period referred to in Section 7(a), the unvested portion of the Option granted to such Eligible Director shall terminate automatically and the vested portion of the Option may be exercised only within one year after the date of death of the Eligible Director or prior to the date on which the Option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director's estate, the person(s) to whom the Eligible Director's rights under the Option have passed by will or the applicable laws of descent and distribution, or the beneficiary designated pursuant to the Plan.
9.Amendment
The Board may amend the provisions contained herein in such respects as it deems advisable.  Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an Option.
Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Awards granted to Eligible Directors pursuant to this Program.